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                                                                 Exhibit (a)(5)

                                                                         ANNEX A

                                                                   June 14, 2002

The Board of Directors
The Fortress Group, Inc.
1650 Tysons Boulevard
McLean VA, 22102

Members of the Board of Directors:

     We understand that The Fortress Group, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), is considering a transaction whereby Lennar Corporation, a Delaware corporation ("Lennar"), will acquire the Company pursuant to a series of transactions that will involve a tender offer followed by a merger of FG Acquisition Corporation, a wholly owned subsidiary of Lennar, with and into the Company (the "Transaction"). Pursuant to the terms of the Plan and Agreement of Merger to be dated June 17, 2002 (the "Merger Agreement"), all of the issued and outstanding shares of the common stock of the Company, par value of $.01 per share, including all issued and outstanding options and warrants, other than certain warrants to be purchased by Lennar at the same price (the "Company Common Stock"), will be converted into the right to receive for each share of Company Common Stock, $3.68 in cash (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock, other than Prometheus Homebuilders LLC and Robert Short ("Affiliated Shareholders" of the Company), of the Consideration to be received by such holders in the Transaction.

     UBS Warburg LLC ("UBS Warburg ") has acted as financial advisor to the Company in connection with the Transaction and will receive a fee upon the consummation thereof. UBS Warburg will also receive a fee upon delivery of this opinion. In the past, UBS Warburg has provided investment banking services to the Company and to Lennar Corporation, and received customary compensation for the rendering of such services. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of the Company or Lennar Corporation, for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender into the tender offer or how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to either
(i) the consideration to be received by holders of the Company's preferred stock in the Transaction or (ii) the material terms of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that Lennar Corporation and the Company will comply with all the material terms of the Merger Agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including financial forecasts and estimates for the fiscal year ending December 31, 2002 prepared by management of the Company and not publicly available, (iii) conducted discussions with members of the senior management of the Company concerning the businesses and financial prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vi) reviewed drafts of the Merger Agreement, and (vii) conducted such other financial

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studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future prospects of the Company. Further, we have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock, other than the Affiliated Shareholders, in the Transaction is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          UBS WARBURG LLC

By:                                            By:
---------------------------------------------  ---------------------------------------------

    Name: Adam Reeder                          Name: Dan Chu

    Title:   Managing Director                 Title:   Managing Director

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